Exhibit 10.40

Dominion Resources, Inc.

Non-Employee Directors’ Annual Compensation

As of December 31, 2011

Annual Retainer	Amount
Service as Director	$160,000 ($60,000 cash; $100,000 stock)
Service as Audit Committee or Compensation, Governance and Nominating Committee Chair	$15,000
Service as Finance and Risk Oversight Committee Chair	$10,000
Service as Lead Director	$20,000

Meeting Fees
Board meetings	$2,000 per meeting
Committee meetings	$2,000 per meeting